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                                                                     Exhibit 5.1

                             PROSKAUER ROSE LLP
                                1585 BROADWAY
                        NEW YORK, NEW YORK 10036-8299


                                       October 20, 1997


American Disposal Services, Inc.
745 McClintock Drive
Suite 230
Burr Ridge, IL 60521

              Re:  Registration Statement on Form S-3
                   File No. 333-36389
                   ----------------------------------

Gentlemen:

              You have requested our opinion in connection with the above-referenced registration statement, as amended (the "Registration Statement"), filed by American Disposal Services, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 5,500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), of which 2,000,000 shares of Common Stock are to be sold to the underwriters by certain Selling Stockholders and 3,500,000 shares of Common Stock are to be issued and sold to the underwriters by the Company (the "Firm Shares"), and up to 825,000 additional shares of Common Stock to cover over-allotment options granted to the underwriters (together with the Firm Shares, the "Shares") from the Company, for sale to the public pursuant to an underwritten public offering.

              As counsel to the Company, we have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purpose of this opinion, including the Certificate of Incorporation, as amended, and the By-laws of the Company, the Registration Statement and the exhibits thereto, including the form of underwriting agreement relating to the Shares filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"), and we have made such investigations of law as we have deemed necessary in order to render the opinion hereinafter set forth. In such examinations, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to relevant questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company.

              In giving this opinion, we have assumed that the certificates for the Shares, when issued, will have been duly executed on behalf of the Company by the Company's

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       October 20, 1997
       Page 2


transfer agent and registered by the Company's registrar and will conform, except as to denominations, to specimens we have examined.

              Based upon and subject to the foregoing, we are of the opinion that:

              1.   The Shares have been authorized;

              2. The Shares to be sold by the Company, when issued in accordance with the Underwriting Agreement, well be validly issued, fully paid and non-assessable; and

              3. The Shares to be sold by the Selling Stockholders have been validly issued and are fully paid and non-assessable.

              We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,

                                       PROSKAUER ROSE LLP


                                       By: /s/ Proskauer Rose LLP
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